EXHIBIT 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the merger of Falcon Acquisition Sub, LLC (“Merger Sub”), a wholly-owned subsidiary of Flex Pharma, Inc. (“Flex Pharma”), with and into Salarius Pharmaceuticals, LLC (“Private Salarius”), in a transaction accounted for as a reverse acquisition, with Private Salarius being deemed the acquiring company for accounting purposes. Private Salarius is considered the accounting acquirer even though Flex Pharma was the issuer of the common stock in the merger that closed on July 19, 2019. The following information gives effect to a 25 to 1 reverse stock split effective on July 19, 2019.

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. Generally Accepted Accounting Principles and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined financial statements are based on Flex Pharma’s historical consolidated financial statements and Private Salarius’ historical financial statements as adjusted to give effect to the reverse acquisition. The unaudited pro forma condensed combined balance sheet as of December 31, 2018 gives effect to the merger as if the merger took place on December 31, 2018. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 give effect to the merger as if it took place on January 1, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 give effect to the merger as if it took place on January 1, 2018. The historical financial statements of Flex and Private Salarius have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Because Private Salarius will be treated as the accounting acquirer, Private Salarius’ assets and liabilities will be recorded at their pre-combination carrying amounts, and the historical operations that are reflected in the financial statements will be those of Private Salarius. Flex’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and consolidated with the assets, liabilities and results of operations of Private Salarius after the consummation of the merger.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting expected to be completed after the closing of the merger will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of the amount of cash used by Flex’s operations between the signing of the Merger Agreement and the closing of the merger; the timing of closing of the merger; Flex’s stock price at the closing of the merger; the results of certain valuations and other studies that have yet to be completed; and other changes in Flex’s assets and liabilities that occur prior to the completion of the merger.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Flex and Private Salarius been a combined company during the specified period.

The unaudited pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed in the merger based on a preliminary study performed by the management based on information currently available. Certain valuations and studies necessary to finalize the determination of estimated fair values are incomplete as of the date of this filing. As final valuations are performed, increases or decreases in the unaudited pro forma condensed combined fair value of assets acquired and liabilities assumed may result in adjustments, which may be material, to the balance sheet and/or statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2019

	Historical		Pro Forma		Pro Forma
	Private Salarius	Flex Pharma	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$4,138,486	$6,514,215	$—		$10,652,701
Accounts receivable, net	—	28,278	—		28,278
Inventory, net	—	130,920	—		130,920
Prepaid expenses and other current assets	380,120	435,972	—		816,092
Total current assets	4,518,606	7,109,385	—		11,627,991
Property and equipment, net	31,271	27,954	—		59,225
Other assets	59,744	—	—		59,744
Goodwill	—	—	9,037,214	(a)	9,037,214
Total assets	$4,609,621	$7,137,339	$9,037,214		$20,784,174

Liabilities and equity
Current liabilities:
Accounts payable	$1,382,288	$805,516	$—		$2,187,804
Accrued expenses and other payables	31,875	230,752	3,214,428	(b)	3,477,055
Due to related parties	7,202	—	—		7,202
Deferred revenue	2,455,343	—	—		2,455,343
Total current liabilities	3,876,708	1,036,268	3,214,428		8,127,404
Total liabilities	3,876,708	1,036,268	3,214,428		8,127,404

Equity:
Common stock	—	1,807	(1,432)	(a)	375
Additional paid-in capital	—	142,675,746	(119,238,765)	(a)	23,436,981
Accumulated deficit	—	(136,576,482)	129,010,324	(a)	(10,780,586)
			(3,214,428)	(b)
Members' equity	732,913	—	(732,913)	(a)	—
Total equity	732,913	6,101,071	5,822,786		12,656,770
Total liabilities and equity	$4,609,621	$7,137,339	$9,037,214		$20,784,174

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2019

	Historical		Pro Forma		Pro Forma
	Private Salarius	Flex Pharma	Adjustments		Combined

Revenue:
Grant revenue	$1,551,413	$—	$—		$1,551,413
Net product revenue	—	267,291	—		267,291
Other revenue	—	2,391	—		2,391
Total revenue	1,551,413	269,682	—		1,821,095

Costs and expenses:
Cost of product revenue	—	83,477	—		83,477
Research and development	1,540,073	31,000	—		1,571,073
Selling, general and administrative	2,456,226	3,796,986	(2,446,359)	(c)	3,806,853
Total costs and expenses	3,996,299	3,911,463	(2,446,359)		5,461,403

Loss from operations	(2,444,886)	(3,641,781)	2,446,359		(3,640,308)

Interest income, net	19,165	26,574	—		45,739

Net loss	$(2,425,721)	$(3,615,207)	$2,446,359		$(3,594,569)

Loss per common share - basic and diluted		$(5.00)			$(0.96)
Weighted average number of common shares outstanding - basic and diluted		722,724	3,024,475	(d)	3,747,199

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2018

	Historical
	Private Salarius	Flex Pharma	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Grant revenue	$1,951,351	$—	$—		$1,951,351
Net product revenue	—	826,515	—		826,515
Other revenue	—	11,627	—		11,627
Total revenue	1,951,351	838,142	—		2,789,493

Costs and expenses:
Cost of product revenue	—	430,750	—		430,750
Research and development	1,287,621	11,908,294	—		13,195,915
Selling, general and administrative	2,348,361	10,573,321	(1,484,391)	(e)	10,894,513
			(542,778)	(e)
Total costs and expenses	3,635,982	22,912,365	(2,027,169)		24,521,178

Loss from operations	(1,684,631)	(22,074,223)	2,027,169		(21,731,685)
Interest income, net	14,994	152,006	—		167,000

Net loss	$(1,669,637)	$(21,922,217)	$2,027,169		$(21,564,685)

Net loss per common share - basic and diluted		$(30.42)			$(5.76)

Weighted-average number of common shares outstanding—basic and diluted		720,674	3,024,475	(d)	3,745,149

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.Description of the Transactions and Basis of Presentation
Description of the Merger
On July 19, 2019, upon the terms and subject to the conditions set forth in the merger agreement dated January 3, 2019, by and among Flex Pharma, Merger Sub and Private Salarius, Flex Pharma acquired all the outstanding membership units of Private Salarius.

Based on the outstanding membership units of Private Salarius as of the date of the merger agreement, Flex Pharma issued 3,045,960 shares (including 21,485 unvested restricted shares) of Flex Pharma common stock in the merger in exchange for 100% of the outstanding membership units of Private Salarius (including Series A Preferred units, common units and profit interest common units).

The merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (which we refer to as “ASC 805”). The merger was accounted for as a reverse acquisition with Private Salarius being deemed the acquiring company for accounting purposes. Under ASC 805, Private Salarius, as the accounting acquirer, will record the assets acquired and liabilities assumed of Flex Pharma in the merger at their fair values as of the acquisition date.

Private Salarius was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the merger, including: (1) members of Salarius owned approximately 80.7% of the voting interests of the combined company immediately following the closing of the transaction; (2) the majority of the board of directors of the combined company will be composed of directors designated by Private Salarius under the terms of the merger agreement; and (3) existing members of Private Salarius management will be the management of the combined company.

Because Private Salarius has been determined to be the accounting acquirer in the merger, but not the legal acquirer, the merger was deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the merger, the historical financial statements of Salarius became the historical financial statements of the combined company.
Basis of Presentation
The historical financial statements of Flex Pharma and Private Salarius have been adjusted in the unaudited proforma condensed combined financial statements to give pro forma effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of operations of the combined company.

The pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The 1-for-25 reverse stock split effective July 19, 2019 has been reflected in the unaudited pro forma condensed combined financial statements.

2.Purchase Price
The purchase price, which represents the consideration transferred to Flex Pharma stockholders in the merger, is calculated based on the fair value of the common stock of the combined company that Flex Pharma stockholders owned as of the closing date of the transaction because, with no active trading market for shares of Private Salarius, the fair value of the Flex Pharma common stock represents a more reliable measure of the fair value of consideration transferred in the merger. Accordingly, the accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $12.4 million, which consists of the following:

Number of shares of the combined company owned by Flex Pharma stockholders	$722,711
Multiplied by the fair value per share of Flex Pharma common stock (1)	15.17
Total	10,963,526
Fair value of Flex Pharma stock options vested and outstanding at the date of the closing of the merger (2)	132,227
Warrant aggregate value (3)	1,334,032
Purchase price	12,429,785

(1)The purchase price was based on the closing price as reported on the Nasdaq Capital Market on July 19, 2019.
(2)Fair value of Flex Pharma stock options vested and outstanding at the date of the closing of the merger was calculated using Black-Scholes option valuation model. Variables used in the Black-Scholes model include: (1) discount rate of 1.77%~2.06% (2) expected life range from 0.25 - 3 years, (3) expected volatility of 75%, and (4) zero expected dividends.
(3)The estimated purchase price also includes the estimated value of the rights to warrants that were issued to Flex Pharma stockholders in connection with the merger. The warrant aggregate value, as further described in the merger agreement, represents the difference between (i) Flex Pharma’s value and (ii) the value of Flex Pharma’s common stock that Flex Pharma’s current stockholders will have in the combined entity. The merger agreement (i) values Flex Pharma at $10.3 million, and (ii) values Private Salarius at $36.0 million.

The combined company has elected to pay $0.5 million of Wedbush PacGrow’s fee through the issuance of warrants to purchase 42,928 of the combing company’s common shares. The $0.5 million has been included as a component of accrued expenses in the unaudited pro forma condensed combined balance sheet but the 42,928 warrants issued has been excluded from the calculation of purchase price.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Flex Pharma based on their estimated fair values as of the merger closing date. Because the estimated consideration paid by Private Salarius in the merger is more than the estimated fair values of Flex Pharma’s net assets acquired, goodwill equal to the difference has been reflected in the unaudited pro forma condensed combined balance sheet. The goodwill of $9.0 million determined for the purpose of this unaudited pro forma condensed combined financial information has been calculated using preliminary estimate of the fair value of the net assets of Flex Pharma as of June 30, 2019. The final determination of the amount of goodwill will be based on (1) the final determination of the fair values of the net assets of Flex Pharma acquired on the closing date of the merger and (2) the fair value of purchase consideration on the closing date of the merger, both of which may be materially different from the amounts as of June 30, 2019. Management believes that the net assets of Flex Pharma declined prior to the close of the merger, which could result in an increase in goodwill.

The preliminary allocation of the preliminary estimated purchase price to the assets acquired and liabilities assumed from Flex Pharma, based on their estimated fair values as of June 30, 2019, is as follows:

	Estimated Fair Value Based on Historical Balance Sheet of Flex Pharma at June 30, 2019	Pro Forma Adjustment to Record Flex Pharma Transaction Cost	Purchase Price Allocation Pro Forma
Fair value of assets acquired:
Cash	$6,514,215	$—	$6,514,215
Accounts receivable	28,278	—	28,278
Inventory	130,920	—	130,920
Prepaid expense and other current assets	435,972	—	435,972
Property and equipment, net	27,954	—	27,954
Accounts payable, accrued liabilities and other current liabilities	(1,036,268)	(2,708,500)	(3,744,768)
Net assets acquired, excluding goodwill	$6,101,071	$(2,708,500)	3,392,571
Total consideration			12,429,785
Goodwill			$9,037,214

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the condensed combined pro forma balance sheet and statement of operations. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed and will be completed as soon as practicable after the closing of the merger. Accordingly, the pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analysis are performed. Using the estimated total consideration for the merger, management has preliminarily allocated such consideration to the assets acquired and liabilities assumed of Flex Pharma in the merger based on a preliminary valuation analysis and purchase price allocation. The final purchase price allocation will be determined when management of the combined company has determined the final consideration paid in the merger and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments and the unaudited pro forma condensed combined balance sheet. The final purchase price allocation may result in (1) changes in the identification and allocations to intangible assets such as trade names, acquired technology, and customer relationships as well as goodwill (2) other changes to assets and liabilities and (3) include changes to the fair value of purchase consideration in the merger. Such changes could also result in a deferred tax liability associated with the preliminary fair value adjustments for any acquired assets, liabilities and identifiable intangible assets which may not be fully offset with pre-existing deferred tax assets.

In addition, differences between the preliminary and final adjustments will likely occur as a result of the amount of cash used for Flex Pharma’s operations and other changes in Flex Pharma’s assets and liabilities between June 30, 2019 and the closing date of the merger.

3. Shares of Flex Pharma Common Stock Issued to Private Salarius’ Members upon Closing of the Merger
In connection with the closing of the merger, all of the outstanding Private Salarius’ Series A Preferred units, common units and profit interest common units were converted into 3,045,960 shares of Flex Pharma common stock, including 21,485 unvested restricted shares.

4. Pro Forma Adjustments
The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

Based on Private Salarius’ management’s review of Flex Pharma’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Flex Pharma to conform to the accounting policies of Private Salarius are not expected to be significant.

Flex Pharma did not record any income tax benefits for the net losses incurred and tax credits generated during the year ended December 31, 2018 due to the full valuation allowance maintained on its deferred tax assets. Prior to the merger, Private Salarius was not subject to federal taxes as it is a limited liability company. However, the post-transaction company will be treated as a corporation for U.S. tax purposes subject to a federal statutory tax rate of 21%. Private Salarius has incurred losses from inception and the combined company expects to incur losses for the foreseeable future. Therefore, no income tax benefits were recorded for the combined company for the net losses incurred and tax credits earned during the year ended December 31, 2018 due to the full valuation allowance maintained against its deferred tax assets.
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:
a)Represents (i) the issuance of 3,045,960 shares of Flex Pharma common stock to the members of Private Salarius in exchange for 100% of Private Salarius’ membership units outstanding, (ii) adjustments to the fair value of assets acquired and liabilities assumed, (iii) the elimination of Flex Pharma’s historical stockholders’ equity and (iv) the conversion of Salarius members’ deficit to stockholders’ equity.
b)To reflect $3.2 million as an estimate of both Private Salarius’ and Flex Pharma’s additional acquisition-related transaction costs that are not already included in accrued liabilities as of June 30, 2019. Approximately $0.5 million relate to Salarius and the remaining amount of approximately $2.7 million of transactions costs relate to Flex Pharma (see note 2) and consist primarily of banker fees, legal expenses, employee costs related to guaranteed bonus payments, retention payment and severance payment, auditor and printer fees. These pro forma adjustments are not reflected in the unaudited pro forma combined condensed statements of operations as these amounts are not expected to have a continuing impact on the operating results of the combined company.
c)To reverse $2.4 million of transaction costs reflected in the financial statements of Private Salarius and Flex Pharma in the six months ended June 30, 2019. Assuming that the merger had been completed as of January 1, 2019, the transaction costs would have been expensed in the prior period.
d)To reflect an increase in the weighted average shares outstanding for the period after giving effect to the issuance of Flex Pharma common stock in connection with the merger giving effect to the 25 to 1 reverse stock split effective on the closing day.
e)To reverse $0.5 million and $1.5 million of transaction costs reflected in the financial statements of Private Salarius and Flex Pharma in the twelve months ended December 31, 2018, respectively. Assuming that the merger had been completed as of January 1, 2018, the transaction costs would have been expensed in the prior period.